Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-110557, 333-118061, 333-124780, 333-127187, and 333-134434 on Form S-8 and Registration Statement Nos. 33-3546, 333-09077, 333-64871 (as amended), 333-65178, 333-138503 (as amended), and 333-138504 on Form S-3 of our reports dated February 25, 2008 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning a change in method of accounting for uncertainty in income taxes and a change in method of accounting for the impact of changes in the timing of income tax cash flows generated by leveraged leases in 2007 and a change in method of accounting for the funded status of defined benefit and other postretirement plans in 2006), relating to the consolidated financial statements and financial statement schedule of Southern Company, and the effectiveness of Southern Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Southern Company for the year ended December 31, 2007.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 25, 2008